EXHIBIT 10.6

      THIS CONTRACT OF SALE (the "Agreement") made as of November 7, 2005 by and between KPK Realty Corp., a New York corporation, having an office at 245 East 63rd Street, Apt. 34D, New York, New York 10021 in c/o Mr. Nicholas Kemeny (the "Seller") and Gales Industries, Incorporated, a Delaware corporation, having an office at 333 East 66th Street, New York, New York 10021 (the "Purchaser").

                              W I T N E S S E T H:

      WHEREAS, Seller is the owner of that certain plot, piece or parcel of land described in Exhibit A annexed hereto (the "Land") and all improvements thereon erected, known as 1460 North Fifth Avenue and 1479 North Clinton Avenue, Bay Shore, New York (collectively the "Improvements") (the Land and the Improvements are hereinafter collectively called the "Premises"); and

      WHEREAS, Seller desires to sell and convey and Purchaser desires to purchase the Premises;

      NOW, THEREFORE, in consideration of the mutual covenants herein set forth, Purchaser and Seller hereby agree as follows:

      1. Sale of Premises.

            1.1. On the terms and conditions contained in this Agreement, Seller agrees to sell and Purchaser agrees to purchase the Premises.

            1.2. The sale also includes all right, title and interest, if any, of Seller in and to all easements, rights of way, privileges, licenses, appurtenances and other rights and benefits, if any, running with the Premises.

            1.3. All of Seller's right, title and interest, if any in fixtures, equipment, furniture, furnishings, fitting or articles of personal property located on and used or employed in connection with the Premises (collectively, the "Fixtures") are included in this sale.

      2. Purchase Price.

            2.1. The purchase price of the Premises is Two Million Six Hundred Ninety Thousand Dollars ($2,690,000) (the "Purchase Price") payable upon delivery of the Deed (as hereinafter defined) on the Closing Date (as hereinafter defined) by, at Seller's option, Purchaser's unendorsed certified check, drawn on a bank which is a member of the New York City Clearinghouse Association ("Acceptable Check") payable to the order of Seller (or as otherwise directed by Seller) without intervening endorsement, or by wire transfer of immediately available federal funds to an account in a bank in accordance with wire transfer instructions furnished by Seller prior to the Closing Date, or by (at Seller's option) a combination of both.

      3. State of Title.

            3.1. The Premises are to be sold and conveyed subject to those exceptions to title set forth on Exhibit B ("Permitted Exceptions") and the leases on Exhibit C which shall be assigned to Purchaser. The leases on Exhibit C are referred to herein as the Leases (the "Leases"). Any exceptions to title set forth in Exhibit B and the Leases may be omitted from the Deed but shall nevertheless survive the delivery of the Deed.

            3.2. On the Closing, Seller shall deliver to Purchaser fee simple title and Purchaser shall accept such title as a reputable title company licensed to do business in the State of New York (the "Title Company") is willing to approve and insure, subject only to the Permitted Exceptions set forth in Exhibit B annexed hereto and to the standard printed exceptions in an ALTA form of policy and to the Leases.

            3.3. The amount of unpaid taxes, assessments, water charges and sewer rents, prorated through the Closing Date, which Seller is obligated to pay and discharge, with the interest and penalties thereon to a date not less than two (2) business days after the Closing Date, may at the option of Seller be allowed to Purchaser out of the Purchase Price. If on the Closing Date there are any other liens or encumbrances which Seller is obligated to pay or discharge in order to convey to Purchaser such title as is herein provided to be conveyed, Seller may use any portion of the Purchase Price to satisfy the same, provided:

                  (a) Seller shall deliver to Purchaser at the closing of title, instruments in recordable form and sufficient to satisfy such liens and encumbrances of record together with the monies sufficient, as determined by the Title Company, for the cost of recording or filing said instruments; or

                  (b) Seller, having made arrangements with the Title Company, shall deposit with said company sufficient monies acceptable to the Title Company to ensure the obtaining and the recording of such satisfactions. Purchaser, if request is made within a reasonable time prior to the Closing Date, agrees to provide at Closing separate wire transfer and/or Acceptable Checks as requested, aggregating the amount of the Purchase Price set forth in Article 2.1 hereof, to facilitate the satisfaction of any such liens or encumbrances. The existence of any such liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements and the Title Company shall agree to insure the Purchaser against collection of such liens and/or encumbrances, without additional cost to Purchaser.

            3.4. Purchaser agrees to make an application to Title Company promptly after the execution of this Agreement for a full title search and examination upon the Premises, and Purchaser further agrees that Purchaser will cause to be delivered to Seller's counsel a copy of the title report and examination of such Title Company. At least ten (10) days prior to the scheduled Closing Date, Purchaser shall have the title re-examined by the Title Company and shall deliver to Seller's counsel a copy of the Title Company's updated title report with a notice of liens, encumbrances or other defects of title subject to which Purchase is unwilling to accept title.


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

            3.5. (a) Seller agrees to satisfy all mortgages on the Premises. Any judgement, lien, encumbrance or objection to which Seller's title to the Premises is subject on the Closing Date or any other valid ground which Purchaser may then have for refusing to close this transaction other than (i) mortgages (which Seller is obligated to satisfy), (ii) those Permitted Exceptions subject to which Purchaser is obligated to accept title hereunder and
(iii) the Leases, are referred to herein as "Objectionable Liens." If on the Closing Date Seller's title to the Premises is subject to any Objectionable Liens and Purchaser shall be unwilling to waive the same and close Seller shall have the right, at Seller's sole election to either: (a) take such action as Seller shall deem advisable to remove, remedy or comply with such Objectionable Liens and Seller is obligated to spend up to two hundred fifty thousand ($250,000) dollars (the "Maximum Expense") to remove, remedy or comply with such Objectionable Liens except Seller shall not be obligated to commence any action or proceeding to cure any such defect or to expend more than the Maximum Expense to remove any Objectionable Liens, or (b) to cancel this Agreement, provided that if Seller notifies Purchaser of its election to cancel this Agreement, Purchaser shall have the right to waive such Objectionable Liens and to close this transaction, in which event Purchaser shall be given a credit equal to the reasonably estimated cost of removing, remedying or complying with such Objectionable Liens, not to exceed $250,000, less such amount as Seller may have spent in attempting to remove, remedy or comply with such Objectionable Liens. In the event of Seller's election to take action to remove, remedy or comply with such Objectionable Liens, Seller shall be entitled to one or more adjournments of the Closing Date for one or more periods to a date not later than the closing date of the transactions contemplated by the Stock Purchase Agreement, dated as of July 25, 2005, by and among Gales Industries, Incorporated, Air Industries Machining, Corp., Luis Peragallo, Jorge Peragallo, Peter Rettaliata and Dario Peragallo (the "Stock Purchase Agreement") as amended or may be amended. If for any reason whatsoever Seller shall not have succeeded in removing, remedying or complying with such Objectionable Liens at the expiration of such adjournments, or at such time prior thereto as Seller determines that it will not be able to satisfy same, Seller shall give Purchaser notice thereof and Purchaser shall have five (5) business days from the delivery of such notice in accordance with the terms hereof to elect by notice to Seller to purchase the Premises subject to such Objectionable Liens with a credit as provided above. If Purchaser shall still be unwilling to waive the same and to close this transaction without abatement of the Purchase Price or allowance of any kind other than as provided above, this Agreement shall be deemed to be canceled. In the event of the cancellation of this Agreement under any of the circumstances referred to and as provided in this Article 3.5, this Agreement shall cease, terminate and come to an end, and (except as otherwise expressly provided in this Agreement), neither party hereto shall have any rights, obligations or liabilities against or to the other, except that Purchaser shall be entitled to reimbursement for the net amount charged Purchaser by the Title Company for a title examination without issuance of a policy and the net cost to Purchaser of a survey for the Premises (said reimbursable items are herein referred to as "Purchaser's Title and Survey Costs"). In no event shall Seller be required to, and nothing herein contained shall obligate Seller to, expend any money in excess of two hundred fifty thousand ($250,000) dollars in the aggregate or to bring any action or proceeding or otherwise incur any costs or expenses to cure any purported defect or objection or to fulfill any condition or to render or deliver title to the Premises to Purchaser as herein provided, except as set forth in this Section.


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

            (b) Other than as set forth in Schedule 4.27 to the Stock Purchase Agreement, all notes or notices of violation of law or governmental advances, orders or requirements which were noted or issued prior to the date of this Agreement by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Premises and all liens which have attached to the Premises prior to the date hereof shall be the obligations of Seller to remove. Notwithstanding the foregoing, if the reasonable cost of the removal of the Objectionable Liens and violations, in the aggregate, exceeds two hundred fifty thousand ($250,000) dollars less such amount as Seller may expend or credit to Purchaser in respect of Objectionable Liens as provided in Section 3.5(a) (such amount being referred to as the "Remainder"), then Seller shall have the right to cancel this Agreement, provided that if Seller notifies Purchaser of its election to cancel this Agreement, Purchaser shall have the right to waive such violations and liens, and to close this transaction, in which event Purchaser shall be given a credit equal to the Remainder.

      In no event shall the aggregate amount which Seller is obligated to expend or credit to Purchaser in respect of Objectionable Liens pursuant to Section 3.5(a) and violations pursuant to this Section 3.5(b) exceed two hundred fifty thousand ($250,000) dollars.

            3.6. Corporate franchise or business taxes owing to municipal, county or state governments by any corporation in the chain of title of the Premises, or any transfer, inheritance, estate, dissolution, license or similar taxes, charges or liens not excepted in this Agreement, shall not constitute an objection to title, and Purchaser shall take title subject to the same provided that the Title Company will agree to affirmatively insure at no additional cost to Purchaser that said taxes or other items will not be collected out of the Premises.

      4. Adjustments.

            4.1. Except as otherwise expressly provided herein, all apportionments shall be made in accordance with the "Customs in Respect to Title Closings" adopted by the Real Estate Board of New York, Inc. The following are to be apportioned as of midnight of the day immediately prior to the Closing
Date:

                  (a) real estate taxes, on the basis of the fiscal tax year for which assessed;

                  (b) water and sewer rents and/or charges on the basis of the fiscal year for which assessed;

                  (c) water meter and sewer rent meter charges in accordance with the amounts fixed with respect thereto in a meter reading made as of a date not more than thirty (30) days prior to the Closing Date, except that if such reading cannot with reasonable efforts be obtained by such date, then the unfixed water meter and sewer charges, if any, for any intervening period shall be apportioned on the basis of the last reading therefor;

                  (d) rents and additional rents under the Leases and interest, if any, payable in respect of the deposits under the Leases which are delivered to Purchaser;


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

                  (e) utilities;

                  (f) charges payable under transferable Service Contracts, if any; and

                  (g) fuel, if any, to the extent not payable by tenants under the Leases.

            4.2. If the Closing shall occur before a tax rate is fixed, the apportionment of taxes shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation and the parties shall adjust post-closing upon receipt of the tax bill.

            4.3. If, on the Closing Date, the Premises or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments, of which the first installment is then a charge or lien, or has been paid, then for the purpose of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after the Closing Date, shall be payable by Seller. If the first installment shall be due following the Closing then Purchaser shall assume the entire obligation without abatement.

            4.4. In the event the apportionments as provided in this Article, when computed result in a payment due Seller, then such payment shall be made at the Closing by Acceptable Check. If such apportionment results in a credit to Purchaser, the cash portion of the Purchase Price due at Closing shall be reduced by the amount of such credit.

            4.5. As to any rent arrears for periods preceding the Closing, and any amounts paid by the Tenants under the Leases in respect of water and sewer rents and charges, water meter and sewer rent meter charges, utilities and real estate and vault taxes, accruing prior to the Closing, provided the applicable Tenant is otherwise current in respect of all amounts due under its Lease, Purchaser shall receive the same as a trust fund for remission to Seller in payment of the Tenants' arrears, provided Purchaser shall have no obligation to seek to collect the same on behalf of Seller. The provisions of this Article shall survive the Closing.

      5. The Deed - Deliveries at Closing

            5.1. The deed to be delivered by Seller shall be the usual statutory bargain and sale deed with covenants against grantor's acts (herein called the "Deed") in proper statutory short form for recording and shall be duly executed and acknowledged so as to convey to Purchaser the fee simple title of the Premises free of all encumbrances except as stated in this Agreement, which Deed shall contain the covenant required by subdivision 5, Section 13 of the New York State Lien Law.

            5.2. At the Closing, Seller shall deliver to Purchaser the following documentation:

                  (a) a certification of non-foreign status, in form required by the Internal Revenue Code Section 1445 and regulations issued thereunder, signed under penalty of perjury. Seller understands that such certifications will be retained by Purchaser and will be made available to the Internal Revenue Service on request;


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

                  (b) Seller shall deliver the original copy of the Leases if available or if the original copy of any Lease is not available, then Seller shall deliver a true copy of such Lease and certify that it is a true copy of such Lease. Together with each of the Leases Seller shall deliver an assignment thereof, which assignment shall contain (i) an indemnification of Purchaser by Seller for all acts of Seller as landlord prior to the Closing and (ii) an indemnification of Seller by Purchaser for all acts of Purchaser as landlord from and after the Closing;

                  (c) possession of the Premises, together with the keys, subject to the Leases, as required by this Agreement;

                  (d) a New York State transfer tax and credit line mortgage form TP 584 duly executed.

                  (e) discharge of all mortgages, if any, on the Premises.

                  (f) a duly executed Bill of Sale in form reasonably satisfactory to Purchaser;

                  (g) originals or, if unavailable, copies, of plans and specifications, technical manuals and similar materials for the Premises to the extent same are in Seller's possession;

                  (h) originals or, if unavailable, copies, of all books and records relating to the Premises and maintained by Seller during Seller's ownership thereof; and

                  (i) such additional documentation as may be reasonably required to consummate the transaction contemplated by this contract.

            5.3. At the Closing, Seller shall also deliver to Purchaser the following:

                  (a) If required pursuant to New York State Business Corporation Law, Section 909, Seller shall deliver to Purchaser: (i) a resolution of its board of directors authorizing the delivery of the Deed and (ii) a certificate executed by an officer of such corporation certifying as to the adoption of such resolution and setting forth facts demonstrating that the delivery of the Deed is in conformity with the requirements of said Section 909. The Deed shall also contain a recital sufficient to establish compliance with such law.

                  (b) Such affidavits and/or other evidence of non-applicability, if appropriate, as the Title Company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against Seller and person or entities whose names are the same as or are similar to Seller's name.


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

            5.4. At the Closing, Purchaser shall:

                  (a) deliver to Seller the Purchase Price, as adjusted for apportionments;

                  (b) deliver to Seller an assumption of the Leases assigned by Seller to Purchaser together with an agreement indemnifying and agreeing to defend Seller against any claims made by Tenants with respect to the Leases and the Tenant's security deposits to the extent paid, credited or assigned to Purchaser;

                  (c) cause the Deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after Closing; and

                  (d) deliver any other documents required by this Agreement to be delivered by Purchaser.

      6. Time and Place of Closing.

            6.1. The Closing of the purchase and sale of the Premises (the "Closing"), at which the Deed shall be delivered upon the receipt of the Purchase Price, and all other payments and any documents required to be delivered hereunder shall be exchanged, shall take place simultaneously with the closing of the transactions contemplated by the Stock Purchase Agreement at the office of Purchaser's counsel, Eaton & Van Winkle LLP, 3 Park Avenue, New York, New York (the "Closing Date").

      7. Conditions to Closing.

            7.1. The Seller's obligations to sell, assign and convey, and the Purchaser's obligation to purchase and assume, the Premises as herein provided shall be conditioned upon the fulfillment on or prior to the Closing Date of the following conditions (any of which may be waived in writing, in whole or in part, by the Purchaser or Seller, as the case may be):

      (i) The representations and warranties of the Seller set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date as though such representations and warranties were made anew as of such date (or if an earlier date is specified in such representation and warranty, as of such earlier date), and the Seller shall have duly performed in all material respects all agreements and covenants herein required to be performed by it on or before the Closing Date;

      (ii) The representations and warranties of the Purchaser set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date as though such representations and warranties were made anew as of such date (or if an earlier date is specified in such representation and warranty, as of such earlier date), and the Purchaser shall have duly performed in all material respects all agreements and covenants herein required to be performed by it on or before the Closing Date; and


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

      (iii) The parties shall have consummated the transactions contemplated by the Stock Purchase Agreement.

      8. Brokerage.

            8.1. Each party represents and warrants that there is no broker with whom it has had any dealings or conversations in connection with the Premises or this Agreement. Each party agrees to indemnify and hold the other harmless from all damages, liabilities, expenses and claims, including reasonable attorneys' fees and disbursements, arising from any breach of the foregoing representation by the indemnifying party. The provision of this Article shall survive the closing and delivery of the Deed or any cancellation or termination of this Agreement.

      9. Notice.

            9.1. Any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be sent by one of the following means to the addressee at the address set forth below (or at such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt) and shall be deemed conclusively to have been given: (i) on the first business day following the business day timely deposited for overnight delivery with Federal Express (or other equivalent national overnight courier) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; or (ii) when otherwise actually received by the addressee on a business day (or on the next business day if received after 5:00 P.M. New York City time or on any non-business day). If a certificate, signed notice, or other signed item is expressly required by another provision of this Agreement, a manually signed original must be delivered by the party giving it; any other notice, request, demand or other communication also may be sent by telecopy, with the cost of transmission prepaid or for the account of the sender and shall (except as otherwise specified in this Agreement) be deemed conclusively to have been given on the first business day following the day duly sent with receipt confirmed. Copies shall be sent to the persons, if any, set forth below. The addresses of the parties and those persons receiving copies are as follows:

                        (a)   If to the Seller, at the following address:

                              KPK Realty Corp.
                              c/o Mr. Nicholas Kemeny
                              245 East 63rd Street, Apt. 34D,
                              New York, NewYork 10021
                              Attention: Mr. Nicholas Kemeny, President
                              Tel.: (212)752-4884


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

                              With a copy to:

                              Arnold & Porter, LLP
                              399 Park Avenue
                              New York, New York 10022
                              Attention: Robert P. Wessely, Esq.
                              Tel: (212) 715-1125
                              Fax: (212) 715-1399

                        (b)   If to Purchaser, at the following address:

                              Michael Gales
                              Gales Industries, Incorporated
                              333 East 66th Street
                              New York, New York 10021
                              Tel: (212) 249-2614

                              With a copy to:

                              Eaton & Van Winkle LLP
                              3 Park Avenue
                              New York, New York 10016
                              Attention: Vincent J. McGill, Esq.
                              Tel.: (212) 561-3604
                              Fax: (212) 779-9928

The attorneys for Seller and Purchaser shall have the right to deliver notices under this Agreement and to adjourn or reschedule the Closing Date in writing only.

      10. Damages.

            10.1. In the event of a default by Purchaser in performing any material obligation on Purchaser's part to be performed hereunder, including without limitation, to pay the Purchase Price as provided in this Agreement or in any other provision hereof which would entitle Seller to cancel this Agreement, this Agreement shall be deemed null and void and neither party hereto shall have any obligations to or rights against the other hereunder, except that Seller shall be entitled to reasonable legal fees and expenses incurred in connection with the negotiation and execution of this Agreement and the enforcement of its rights hereunder, and any agreements or provisions hereof which are specifically provided herein to survive shall survive any cancellation or termination of this Agreement. In the event Seller materially defaults under this Contract, Purchaser may seek specific performance as its sole remedy.

      11. Access.

            11.1. Purchaser shall have reasonable access to the Premises upon two (2) days' prior written or oral notice to Seller for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including intrusive inspection and sampling which do not materially interfere with the operation of the business conducted at the Premises) and any other inspections, studies, or tests reasonably required by


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Purchaser. Purchaser shall keep the Premises free and clear of any liens and will indemnify, defend and hold Seller harmless from all claims and liabilities asserted against Seller as a result of any such entry by Purchaser, its agents, employees or representatives. If any inspection or test disturbs the Premises, Purchaser will restore the Premises to substantially the same condition as existed prior to any such inspection or test. Purchaser and its agents, employees and representatives shall have a continuing right of reasonable access to the Premises during the pendency of this Agreement for the purpose of examining and making copies of all books and records and other materials relating to the Premises in Seller's, or its property manger's, possession and Purchaser shall have the right to conduct a "walk-through" of the Premises prior to the Closing upon appropriate notice to tenant as permitted under the lease. In the course of its investigations, Purchaser may make inquiries to third parties, including, without limitation, the tenant or tenants, the property manager, if any, and municipal, local and other government officials and representatives, and Seller consents to such inquiries. The obligations of the Purchaser under this paragraph shall survive the termination of the Agreement.

      12. Representations. Warranties and Covenants.

            12.1. Except as set forth in Section 12.2 hereof (a) Seller has not made and does not make any representations or warranties as to the physical condition, rents, leases, income, expenses, financing and/or tax status, operations, zoning or legality of occupancy of the Premises, status of title or any other matter or thing affecting or relating to the Premises, except as herein specifically set forth, and Purchaser hereby expressly acknowledges and represents that no such representations or warranties have been made and (b) Purchaser further agrees to take the Premises "as is" in its present physical condition and subject to reasonable use, wear, tear and normal depreciation between the date hereof and the Closing Date. Seller shall not be liable or bound in any way for any verbal or written statements, representations, or information pertaining to the Premises furnished by any real estate broker or agent thereof or any agent or employee of Seller, or any other person. It is understood and agreed that all prior and contemporaneous representations, statements, understandings and agreements, oral or written, between the parties are merged in this Agreement, which alone fully and completely expresses their Agreement, and that the same is entered into after full investigation, neither party relying on any statement or representation or warranty not embodied in this Agreement made by the other.

            12.2. Seller represents and warrants to Purchaser that, currently or at the Closing Date:

                  (a) Seller has been duly organized, is validly existing, and is in good standing as a New York corporation. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, duly authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms;


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

                  (b) To the best of Seller's knowledge, there is no agreement to which Seller is a party which would prohibit the execution of this Agreement and the performance of Seller's obligations. There is no action or proceeding pending or, to Seller's knowledge, threatened against Seller or relating to the Premises, including, without limitation, any condemnation proceedings, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement or which may adversely affect Purchaser upon its purchase of the Premises;

                  (c) All of Seller's contractors, subcontractors, suppliers, architects, engineers, brokers and others who have performed services or labor or have supplied materials in connection with Seller's development, ownership, or management of the Premises have been paid in full and all liens arising therefrom (or claims which with the passage of time or the giving of notice, or both, could mature into liens) have been satisfied and released;

                  (d) The Leases delivered to Purchaser are true, correct and complete copies of the Leases and all amendments and guarantees. There are no other Leases or other parties in occupancy at the Premises except for the tenant under the Leases and anyone taking by, through or under tenant. Seller has not received written notice and has no knowledge of any subletting or assignment by tenant. To Seller's knowledge, except as herein disclosed, no tenants have asserted nor are there any defenses or offsets to rent accruing after the Closing Date and no default or breach exists on the part of any tenant, except for (i) the payment of rent arrears in the aggregate amount of $215,419.75 for the months of February 2005 through November 2005 and (ii) the payment of real estate taxes in the aggregate amount of $96,070.50 plus interest and penalties, if any;

                  (e) Simultaneously with the closing of the transaction contemplated by the Stock Purchase Agreement, the parties agree to arrange that the rent arrears and real estate taxes referenced in Section 12.2(d) above will be paid in full, provided, however, that the Purchaser shall only be responsible for payment of the rent arrears in excess of $50,000;

                  (f) Seller has received no written notice: (i) that the Premises or the use thereof violates any governmental law or regulation or any covenants or restrictions encumbering the Premises other than those set forth in Schedule B hereto; (ii) of any material physical defect in the Improvements; or (iii) from any insurance company or underwriter of any defect that would materially adversely affect the insurability of the Premises or cause an increase in insurance premiums;

                  (g) Except as set forth on Schedule 4.27 of the Stock Purchase Agreement, (i) the Seller is in compliance with all applicable Environmental Laws (capitalized terms used but not defined in this Section
      (g) have the meanings ascribed thereto in the Stock Purchase Agreement);
      (ii) the Seller has not transported from, stored or disposed of any Hazardous Materials from or upon the Premises in contravention of applicable Environmental Laws; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Materials on, into or


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

      beneath the surface of the Premises except in compliance with applicable Environmental Laws; (iv) the Seller has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Hazardous Material to or at a site which, pursuant to CERCLA, has been placed on the National Priorities List; (v) the Seller has not received written notice that it is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under RCRA; and
      (vi) the Seller has not undertaken (or been requested to undertake) any response or remedial actions at the request of any federal, state or local governmental entity;

                  (h) Seller has no knowledge of any liens or encumbrances on the Premises other than the Leases and the matters set forth in Schedule B hereto;

                  (i) The certificate of occupancy included in the title report is the only certificate of occupancy for the Premises of which Seller has knowledge. Seller has not taken any actions to amend, modify or cancel such certificate of occupancy, nor has Seller taken any actions which would require Seller to obtain a certificate of occupancy for the Premises;

                  (j) Other than as set forth in Schedule 4.21 to the Stock Purchase Agreement, Seller is not a party, as of the date hereof, to any litigation or other action related to the Premises;

                  (k) There are no commissions owing to brokers in connection with any of the Leases;

                  (l) There are no security deposits payable under the Leases;
      and

                  (m) Seller is not a party to any service contract.

            12.3. Seller shall not amend, modify or restructure any of the Leases.

            12.4. The representations and warranties of Seller contained herein shall be deemed to be made at and as of the date hereof and as of the Closing Date. If any of the material warranties and representations of Seller contained herein shall on the Closing Date be untrue (other than those rendered inaccurate by transactions, events or facts contemplated hereby), and if Purchaser shall be unwilling to waive same and to close this transaction without abatement of the Purchase Price or allowance of any kind, then Purchaser's sole remedy shall be to terminate this Agreement within thirty (30) days after discovering that same was so untrue. In the event of such termination, this Agreement shall cease, terminate and come to an end, and neither party hereto shall have any rights, obligations or liabilities against or to the other, except that Purchaser shall be entitled to the return of the Down Payment and except as set forth in Article 11, and any other provision of this Agreement which explicitly survives the termination or cancellation hereof.

            12.5. In all cases in this Agreement where Seller represents that it does not have "knowledge" of any thing, occurrence or events, the "knowledge" as to which such representation is made shall be actual knowledge and not constructive knowledge.

            12.6. Purchaser's Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

                  (a) Purchaser has been duly organized and is validly existing as a corporation in good standing in the State of Delaware, and on the Closing Date will be qualified to do business in the state in which the Premises are located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms; and

                  (b) Purchaser hereby represents and warrants to Seller that this Agreement has been duly authorized and executed on behalf of Purchaser, and constitutes the valid and binding agreement of Purchaser, enforceable in accordance with its terms; and that neither the execution and delivery of this Agreement nor the consummation of the sale provided for herein will constitute a violation or breach by Purchaser of any provision of any agreement or other instrument to which Purchaser is a party or to which Purchaser may be subject although not a party, or will result in or constitute a violation or breach of any judgment, order, writ, injunction or decree issued against Purchaser of which Purchaser has knowledge.

      13. Expenses.

            13.1. (a) At the Closing, Seller shall deliver a certified or official bank check to the order of the recording officer of the county in which the Deed is to be recorded for the amount of the documentary stamps to be affixed thereto in accordance with Article 31 of the Tax Law of the State of New York. At Seller's option, Purchaser shall pay all of the same and shall receive a credit for such amount on account of the cash portion of the Purchaser Price due at Closing.

                  (b) At the Closing, Seller shall deliver a certified or official bank check to the order of the appropriate officers in payment of the applicable real property transfer taxes together with the NY State TP 584 required by the applicable regulations duly signed and sworn to by Seller. Purchaser agrees to duly execute said return, have duly sworn, and to cause said return and check to be delivered to the appropriate official. At Seller's option, Purchaser shall pay all of the same and receive a credit for such amount on account of the cash portion of the Purchase Price due at Closing.

                  (c) Seller and Purchaser each hereby agree to defend and indemnify the other from all costs and liabilities (including reasonable attorneys' fees and disbursements) for failure to make the foregoing payments required pursuant to this Article at or following Closing. Such obligation and indemnity shall survive the Closing and the delivery of the Deed.

      14. Fire or Other Casualty; Condemnation.

            14.1. Seller agrees to maintain the property insurance policy or policies in respect of the Premises, including fire and extended coverage and to give Purchaser reasonably prompt notice of any fire or other casualty occurring at the Premises of which Seller obtains knowledge, between the date hereof and the date of the Closing, or of any actual or threatened in writing condemnation of all or any party of the Premises of which Seller obtains knowledge.

            14.2. If prior to the Closing there shall occur damage to the Premises caused by fire or other casualty which would (i) cost two hundred fifty thousand ($250,000) dollars or more to repair, as reasonably determined by an engineer selected by Seller and reasonably satisfactory to Purchaser or (ii) materially interfere with the operation of the Premises, then Purchaser may elect to terminate this Agreement by written notice given to Seller within ten
(10) days after Seller has given Purchaser the notice referred to in Section
12.1 hereof, or at the Closing, whichever is earlier. If prior to the Closing there shall be a taking by condemnation of any portion of the Premises then Purchaser may elect to terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Purchaser the notice referred to in Section 12.1 hereof, or at the Closing, whichever is earlier. If this Agreement is terminated pursuant to either of the preceding sentences, Seller shall promptly pay to Purchaser Purchaser's title and survey costs, if any, and this Agreement shall thereupon be deemed terminated and of no further force or effect, and neither party hereto shall thereupon have any further obligation to the other, except that the provisions of Article 7 hereof shall survive such termination. If Purchaser does not elect to terminate this Agreement, then the Closing shall take place as herein provided, without abatement of the Purchase
Price: provided, however, Purchaser shall be entitled to receive any insurance proceeds otherwise due Seller as a result of the damage to the Premises (whether received before or after Closing) or the proceeds of any condemnation award to the extent payable before or after the Closing, less any amounts (i) actually and reasonably expended or incurred by the Seller in adjusting any insurance claim or negotiating and/or obtaining any condemnation award (including, without limitation, reasonable attorneys' fees and expenses) and/or (ii) theretofore actually and reasonably incurred or expended by or for the account of the Seller for the cost of any restoration or emergency repairs made by or on behalf of Seller, and Seller shall pay to Purchaser, or allow as a credit against the Purchase Price, an amount equal to the net proceeds of such insurance proceeds or condemnation award.

            14.3. Termination. If this Agreement is terminated pursuant to this Article, the parties hereto shall be released from all further obligations and liabilities hereunder, except with respect to the covenants and indemnities set forth in Article 11 hereof and as otherwise expressly provided herein.

      15. Items to be Delivered at Closing.

            15.1. Seller shall deliver to Purchaser on the Closing Date instruments, documents and agreements required by this Agreement and customarily required by the Title Company to be delivered by Seller.

            15.2. Purchaser shall deliver to Seller on the Closing Date all payments, checks, instruments, documents and agreements required by this Agreement to be delivered by Purchaser or reasonably required by Seller or customarily required by the Title Company to effect or confirm the transactions contemplated herein.

      16. Pending Certiorari Proceedings.

            16.1. Seller has not instituted any proceedings to reduce taxes or for the reduction of the assessed valuation of the Premises.

      17. Survival.

            17.1. The acceptance of the Deed by Purchaser at the Closing shall be deemed full performance and discharge of each and every agreement and obligation on the part of Seller hereunder to be performed. Any and all representations and warranties of Seller and Purchaser contained in this Agreement shall not survive the Closing Date and the delivery of the Deed, and shall be merged in the delivery of the Deed, except the representations 12.2(a),
(b) and (c) shall survive for a period of six (6) months and the representations in Sections 12.2(d) and (g) shall survive for one year, following the Closing.

      18. Assignment.

            18.1. This Agreement shall apply to and bind the heirs, executors, administrators, successors and assigns of the respective parties. Purchaser may not assign this Agreement or any payments made hereunder without the prior written consent of Seller. This Agreement shall not be recorded by Purchaser and any recordation or attempted recordation by Purchaser hereof shall be void and shall constitute a material default of Purchaser hereunder and Seller shall be entitled to cancel this Agreement in the event thereof. A transfer of any interest in Purchaser shall constitute an assignment of this Agreement. Purchaser may assign this contract to an "Affiliate" (defined below) provided such assignee assumes all of Purchaser's obligations hereunder in writing, in recordable form, and further provided that an original fully-executed assignment and assumption agreement is furnished to Seller prior to Closing. Notwithstanding the foregoing, Purchaser may, at the Closing, assign this Agreement to an entity which simultaneously consummates the transaction contemplated hereby; provided, however, that such assignment shall not relieve Purchaser of any of its obligations under this Agreement.

      19. Execution by Seller.

            19.1. It is expressly understood and agreed that this Agreement shall not constitute an offer or create any rights in favor of Purchaser and shall in no way oblige or be binding upon Seller, and this Agreement shall have no force or effect, unless and until the same is duly executed by Seller and a fully-executed counterpart of this Agreement is delivered by Seller to Purchaser.


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

      20. General Provisions.

            20.1. Gender and Name. Whenever the context so requires, the singular number shall include the plural and the plural the singular, and the use of any gender shall include all genders.

            20.2. Entire Agreement. This Agreement contains the complete and entire agreement between the parties respecting the transaction contemplated herein and supersedes all prior negotiations, agreements, representations and understandings, if any, between the parties respecting such matters.

            20.3. Modifications. This Agreement may not be modified, discharged or changed in any respect whatsoever, except by a further agreement in writing duly executed by Purchaser and Seller. However, any consent, waiver, approval or authorization shall be effective if signed by the party granting or making such consent, waiver, approval or authorization

            20.4. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York.

            20.5. No Publicity. Neither party shall make any public announcement in any form whatsoever of the transaction contemplated by this Agreement without prior written approval from the other.

            20.6. Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope, meaning or intent of this Agreement.

            20.7. Severability. The invalidation or unenforceability in any particular circumstance of any of the provisions of this Agreement shall in no way affect any of the other provisions hereof, which shall remain in full force and effect.

            20.8. No Joint Venture. This Agreement shall not be construed as in any way establishing a partnership, joint venture, express or implied agency or employer-employee relationship between Purchaser and Seller.

            20.9. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, the respective successors and permitted assigns, and no other person or entity shall be entitled to rely upon or receive any benefit from this Agreement or any term hereof.

            20.10. No Personal Liability. No officer or director of Seller, no disclosed or undisclosed principal of Seller, and no person or entity in any way affiliated with Seller shall have any personal liability with respect to this Agreement, any instrument delivered by Seller at Closing, or the transaction contemplated hereby, nor shall the property of any such person or entity be subject to attachment, levy, execution or other judicial process.

             The remainder of this page is intentionally left blank.

            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereof as of the date first above written.

                                                 SELLER:

                                                 KPK REALTY CORP.

                                                 By: /s/ Nicholas Kemeny
                                                     ---------------------------
                                                 Name: Nicholas Kemeny
                                                 Title:


                                                 PURCHASER:

                                                 GALES INDUSTRIES, INCORPORATED

                                                 By: /s/ Michael A. Gales
                                                     ---------------------------
                                                 Name: Michael A. Gales
                                                 Title: Executive Chairman


                                       17